------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Wilson                        David
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

P.O. Box 98
--------------------------------------------------------------------------------
                                    (Street)

Preston                             Maryland                21655
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

09/03/02
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Brilliant Digital Entertainment (AMEX: BDE)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          906,605                     D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            5,500                     I                    By Spouse
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                            9,000                     I                    By Self as Custodian for children
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          176,075                     I                    By Preston Millsboro Automart, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          138,300                     I                    By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          114,300                     I                    By ADB Leasing Inc.
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          100,000                     I                    By ADBM Properties Inc.
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                           13,000                     I                    By Sho-Wil Chevy Olds, Inc.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Secured Convertible
 Promissory Note         5/23/01    12/31/03        Common Stock            20,781       $0.1203        I     By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Secured Convertible
 Promissory Note         6/13/01    12/31/03        Common Stock            41,563       $0.1203        I     By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Secured Convertible
 Promissory Note         6/29/01    12/31/03        Common Stock           353,283       $0.1203        I     By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
 Common Stock            5/23/01     5/23/04        Common Stock           738,894       $0.13534       I     By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
 Common Stock            3/07/02     5/23/04        Common Stock           672,382       $0.14873       D
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
 Common Stock            5/20/02     5/23/04        Common Stock           189,999       $0.19474        I    By Preston Millsboro
                                                                                                               Automart, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
 Common Stock            9/03/02     9/03/05        Common Stock           591,804       $0.16898       D
------------------------------------------------------------------------------------------------------------------------------------
Warrant to Purchase
 Common Stock           10/04/02    10/04/05        Common Stock           418,460       $0.2091        I     By Preston Ford, Inc.
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




/s/  David Wilson                                               11/26/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.